CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We  consent  to the  references  to  our  firm  under  the  captions  "Financial
Highlights" in the Pioneer International Value Fund's in the Class Y Shares Prospectus and "Independent Auditors" and "Financial Statements" in the Pioneer International Value Fund Class A, Class B, Class C, Class R and Class Y Shares Statement of Additional Information, and to the incorporation by reference of our report, dated December 31, 2003, on the financial statements and financial highlights of Pioneer International Value Fund in the Annual Report to the Shareowners for the year ended November 30, 2003, in Post-Effective Amendment No. 17 to the Registration Statement (Form N-1A, 1933 Act File No. 33-53746).



/s/ Ernst & Young LLP
Ernst & Young LLP
Boston, Massachusetts
May 12, 2004